SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this "Agreement") is entered into as of October 03, 2022 by and among StealthCo. Inc., an Illinois corporation (the "Company"), SMI-DTI Holdings, LLC, an Arizona limited liability company, the owner of all StealthCo shares (the "Seller"), and Quantum Age Corporation, a Delaware corporation (the "Purchaser"). Company, Seller, and Purchaser are sometimes hereinafter referred to individually as a "Party" and collectively as the "Parties".

RECITALS:

A. The Company is in the business of designing, manufacturing, and distributing anti-counterfeit systems through the use of nanoparticles and proprietary software (the "Business").

B. On or before the Closing, Seller shall own all of the issued or outstanding shares of capital stock of the Company, consisting entirely of 1,000 shares of Common Stock (the "Shares").

C. Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Shares in exchange for the consideration contemplated herein.

AGREEMENTS:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. Certain capitalized terms used in this Agreement have the definitions set forth in the body of this Agreement.

1.2 Other Defined Terms. Any capitalized terms used in this Agreement and not defined in the body have the meanings assigned to such terms on Exhibit A.

ARTICLE II
EXCHANGE OF SHARES; CLOSING AND MANNER OF PAYMENT

2.1 Exchange of Shares. On the terms contained in this Agreement, Purchaser shall acquire from Seller, and Seller shall transfer to Purchaser, the Shares.

2.2 Purchase Price. The aggregate consideration for the Shares (the "Purchase Price") shall be U.S. \$100,000 plus 5,500,000 shares of Purchaser's Class A voting Common Stock (the "QAC Shares"). Upon the execution of this Agreement, Purchaser shall pay to Seller a non-refundable payment of U.S. \$10,000 to be applied against the Purchase Price. On or before the Closing Date (as hereinafter defined) Purchaser shall pay to Seller U.S. \$90,000 and shall issue and deliver to Seller the certificate representing the QAC Shares. The cash portion of the Purchase Price shall be remitted by Purchaser by wire transfer of immediately available funds to a bank account of Seller specified in writing by Seller to Purchaser.

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2.3 Included Assets. As of the date hereof, and as of the date of the Closing, the Company's assets include the items listed on Exhibit B to the Agreement (the "Included Assets").

2.4 Excluded Assets. Excluded from Company's assets being transferred to Buyer are the items listed on Exhibit C to the Agreement (the "Excluded Assets").

2.5 Seller's Holding of QAC Shares. Seller agrees to accept and hold the QAC Shares transferred to it in exchange for the Shares.

2.6 Closing. The closing of the exchange and transfer of the Shares and QAC Shares (the "Closing") shall take place remotely via the exchange of documents and notarized signatures at 1:00 p.m. Pacific Time on or before the thirtieth day hereafter, or such other date as agreed upon by the Parties ("Closing Date").

At the Closing, Purchaser shall execute and deliver to Seller:

(a) payment of U.S. $90,000, remitted by Purchaser by wire transfer of immediately available funds to the bank account of Seller set forth in a payment direction letter (a "Payment Direction Letter") executed and delivered to Purchaser by Seller at least one (1) day before the Closing; and

(b) a certificate representing the 5,500,000 QAC Shares.

At the Closing, Seller shall execute and deliver to Purchaser:

(c) a certificate representing the Shares issued in the name of Purchaser's wholly-owned subsidiary, Quantum Tags, Inc., a Delaware corporation, or Quantum Age Corporation, a Delaware corporation or as otherwise directed by Purchaser.

If for any reason the Closing does not occur on the Closing Date, Seller may terminate this Agreement by delivery of written notice of termination to Purchaser, and this Agreement shall be null and void from its inception, except that Seller shall be entitled to retain the U.S. $10,000 paid to it upon the date hereof.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1 General Statement. The parties make the representations and warranties to each other which are set forth in this Article III.

3.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows as of each Closing:

(a) Organization, Existence and Good Standing. Purchaser is a corporation duly organized, existing and in good standing under the laws of the state of Delaware. Purchaser is not and has never been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the "Code").

(b) Power and Authority. Purchaser has full corporate power and authority to enter into and perform this Agreement and each of the Purchaser Ancillary Agreements (if needed). The

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execution, delivery and performance of this Agreement and each of the Purchaser Ancillary Agreements by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors and voting stockholders of Purchaser. No other proceedings are necessary on the part of Purchaser to authorize the execution, delivery and performance of this Agreement and each of the Purchaser Ancillary Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby.

(c) Enforceability. This Agreement and each of the Purchaser Ancillary Agreements have been duly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, or other similar laws affecting enforcement of creditors' rights generally.

(d) Consents. No consent, authorization, order or approval of, or filing or registration with, any Governmental Entity is required for or in connection with the consummation by Purchaser of the transactions contemplated hereby or any of the Purchaser Ancillary Agreements.

(e) Conflicts Under Constituent Documents or Laws. Neither the execution and delivery of this Agreement or each of the Purchaser Ancillary Agreements by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby and thereby, shall conflict with or result in a breach of any of the terms, conditions or provisions of its Charter Documents, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award.

(f) Solvency; Sufficient Funds. Purchaser is, and immediately following the Closing shall be, Solvent. Purchaser has sufficient funds to enable Purchaser to consummate the transactions contemplated hereby, including payment of the Purchase Price and fees and expenses of Purchaser relating to the transactions contemplated hereby. Purchaser's obligations under this Agreement are not subject to any conditions regarding Purchaser's or any other Person's ability to obtain financing for the consummation of the transactions contemplated hereby.

(g) Purchaser Group Financial Statements. Purchaser's group consolidated financial statements through June 30, 2022, as provided to Seller herewith, are complete and accurately report the assets, liabilities, financial condition and business operations of Purchaser and its affiliated entities as of said date, consistent with generally accepted accounting principles.

(h) Capitalization. The total authorized, issued, and outstanding capital stock of the Purchaser consists of 1,528,000,000 shares of Clase A Common Stock; 101,000,000 shares of Class B Common Stock; and 151,000,000 shares of Class C Preferred Stock, of which 700,000,000 shares of Class A Common Stock are issued and outstanding. There currently are no outstanding warrants, options, subscriptions, or other rights to acquire QAC Shares or convertible into QAC Shares. There are no other shares of capital stock of Purchaser promised to be issued, and Purchaser has not issued, granted, or promised any options, warrants, contractual or other rights to acquire any capital stock or other ownership interests of Purchaser. Purchaser is not a party to, or otherwise bound by, and has not issued, granted, or promised any, stock appreciation rights, equity participation rights, phantom equity or any similar rights.

(i) Registration. The QAC Shares are not registered or listed for public sale or transfer on any domestic or foreign market or exchange but sales or transfers of QAC Shares in private transactions during the immediately preceding six months were at prices exceeding U.S. $0.40.

(j) Acceptance of Included Assets. Purchaser acknowledges that it shall rely upon its own inspection and evaluation of the Included Assets, on an as is, where is, basis without representation or warranty of any kind by Seller or Company.

3.3 Seller's Representations and Warranties as of the Closing. Subject to the items disclosed in the Disclosure Schedule, Seller hereby represents and warrants to Purchaser as follows as of the Closing:

(a) Organization, Existence and Good Standing. Seller is a limited liability company, and Company is a corporation, duly organized under the laws of Arizona and Illinois, respectively.

(b) Power and Authority. Seller has full power and authority to enter into and perform this Agreement and each of the Seller Ancillary Agreements (if needed). The execution, delivery, and performance of this Agreement and each of the Seller Ancillary Agreements by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly approved by the manager and, if necessary, members of Seller. No other proceedings are necessary on the part of Seller to authorize the execution, delivery, and performance of this Agreement and each of the Seller Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby.

(c) Enforceability. This Agreement and each of the Seller Ancillary Agreements have been duly executed and delivered by Seller and constitute legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, or other similar laws affecting enforcement of creditors' rights generally.

(d) Conflicts Under Constituent Documents or Laws. Neither the execution and delivery of this Agreement or each of the Seller Ancillary Agreements by Seller, nor the consummation by Seller of the transactions contemplated hereby and thereby, shall conflict with or result in a breach of any of the terms, conditions or provisions of its Charter Documents, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award.

(e) Capitalization. The total authorized, issued, and outstanding capital stock of the Company consists of 1,000,000 authorized shares of Common Stock, of which 1,000 are issued and outstanding and held by Seller. There currently are no outstanding warrants, options, subscriptions, or other rights to acquire Shares or convertible into Shares. There are no other shares of capital stock of Company promised to be issued, and Company has not issued, granted, or promised any options, warrants, contractual or other rights to acquire any capital stock or other ownership interests of Company. Company is not a party to, or otherwise bound by, and has not issued, granted or promised any, stock appreciation rights, equity participation rights, phantom equity or any similar rights.

(f) No Outstanding Tax Debt. The Company is not delinquent on any Federal, State or Local taxes (including payroll taxes) from calendar year 2021 and prior, except for those disclosed to

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Purchaser and which Seller shall continue to pay until paid in full pursuant to its existing installment payment plan. Seller shall indemnity, defend, and hold harmless Purchaser from and against any losses, damages, or expenses including, but not limited to, reasonable attorneys' fees and costs, that Purchaser sustains or is ordered to pay in connection therewith.

(g) Assets. The Company assets include the items listed as Included Assets in Exhibit B to the Agreement.

(h) Company Group Financial Statements. Seller's and Company's financial information and statements through June 30, 2022, are included as part of the consolidated financial statements of its parent, Wellness Center USA, Inc., a Nevada corporation, which are available as public documents on Forms 10Q and 10K filed with the Securities and Exchange Commission and available on the SEC's EDGAR website database, and Purchaser has made its own review and evaluation thereof.

ARTICLE IV
CLOSING

4.1 Conditions to Purchaser's Obligations at the Closing. The obligations of Purchaser to purchase Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless waived by Purchaser:

(a) No Breach by Seller. The representations and warranties of Seller contained in Section 3.3 shall be true and correct in all material respects as of the Closing.

(b) Qualifications. All authorizations, approvals or permits, if any, of any Governmental Entities that are required in connection with the purchase and sale of the Shares being sold at the Closing shall be obtained and effective as of the Closing.

(c) The Company. All of the equity securities, and rights therefor, of the Company shall be held by the Seller.

(d) Information Statement. Seller's parent corporation shall have filed a Schedule 14C Information Statement with the SEC disclosing this Agreement and the transactions described herein.

4.2 Conditions to the Seller's Obligations at the Closing. The obligations of Seller to sell the Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless waived by Seller:

(a) No Breach by Purchaser. Purchaser shall not be in breach of this Agreement. The representations and warranties of Purchaser contained in Section 3.2 shall be true and correct in all material respects as of the Closing.

(b) Qualifications. All authorizations, approvals or permits, if any, of any Governmental Entities that are required in connection with the purchase and sale of the Shares being sold at the Closing shall be obtained and effective as of the Closing.

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(c) Assignment of Assets to Affiliate. Purchaser shall assign the Included Assets transferred by the Company, including trademarks, intellectual properties, and patents, to its Affiliate, Quantum Tags, Inc.

(d) Appointments. At Closing, Purchaser shall appoint Seller's Chairman, Calvin R. O'Harrow, as a member of the board of directors of Quantum Tags, Inc., to serve through the fifth anniversary of the Closing Date, provided that Calvin R. O'Harrow may elect to continue to serve as a member of said board until he elects to resign, and in the case of such election Purchaser shall take any and all actions necessary to maintain his membership on said board through the date of his resignation.

4.3 Purchaser's Additional Deliveries at the Closing. In addition to the deliveries to be made by Purchaser at Closing as identified in Section 2.7, Purchaser shall execute and deliver the following at the Closing: (a) a certificate of good standing of Purchaser, issued not earlier than thirty (30) days prior to the Closing by the secretary of state of Delaware; and (b) a certificate of an executive officer of Purchaser certifying as true and correct copies of Purchaser's Charter Documents and authorizing board of directors and stockholder resolutions for the transactions contemplated by this Agreement.

4.4 Seller's and Company's Additional Deliveries at the Closing. In addition to the deliveries to be made by Seller and Company at Closing as identified in Section 2.7, Seller shall, and shall cause Company to, execute and deliver to Purchaser each of the following at the Closing: (a) a certificate of good standing of Seller and Company, issued not earlier than thirty (30) days prior to the Closing by the secretaries of state of Arizona and Illinois, respectively; and (b) a certificate of an executive officer of Seller and Company certifying as true and correct copies of the Company's Charter Documents, and authorizing manager and (if necessary) member resolutions for the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS

5.1 Certain Tax Matters.

(a) Purchaser shall (i) be responsible for and timely pay all transfer, documentary, sales, use, stamp, value added, goods and services, registration, and similar taxes (including any share transfer and real property transfer taxes) arising in connection with or as a result of the transactions contemplated by this Agreement, and (ii) properly prepare and timely file, at Purchaser's expense, all tax returns or other documentation with respect to such taxes.

(b) All payments by Purchaser to Seller hereunder shall be made free and clear of and without deduction for any taxes that may be due from this transaction. If any taxes would be required by applicable law to be deducted from the payments, the amount payable by Purchaser shall be increased so that after making all required deductions Seller shall receive an amount equal to the amount it would have received had no deductions been made.

5.2 Access to Information. During the period from the date of this Agreement and continuing until the Closing, Seller and Company shall provide Purchaser reasonable access during business hours to (a) the Company's properties, personnel, books, and records and (b) all other information concerning the Business, properties and personnel of the Company as Purchaser reasonably requested to confirm acceptance thereof by Purchaser.

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5.3 Conduct of Business in Ordinary Course. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, Seller shall cause the Company to (a) conduct the Business in the ordinary course consistent with past practice (except to the extent expressly provided otherwise herein or as consented to in writing by Purchaser), and (b) maintain its properties and other assets in the condition existing as of the date of this Agreement (normal wear and tear excepted).

5.4 Publicity. Any press releases or similar public announcements regarding the transaction contemplated hereby shall be made only with the prior agreement of Purchaser and Seller.

5.5 Non-Transferability of Shares. The Shares shall be non-transferable by Purchaser until the first anniversary of the Closing Date unless Seller consents in writing.

5.6 Piggyback Registration Rights. If, at any time following the Closing, Purchaser shall decide to file a registration statement under the Securities Act of 1933, or under other applicable securities registration laws or regulations of any other applicable jurisdiction, covering shares of its Common Stock, Purchaser shall include the QAC Shares issued to and hereafter held by Seller in the shares covered by the registration statement, at no cost to Seller. Seller shall execute and deliver to Purchaser such opinions and other documents covering such legal and other matters as Purchaser may reasonably request. In addition, if at any time following the Closing, Purchaser shall engage in any merger, consolidation, reorganization, sale of assets or other transaction involving any subsidiary or Affiliated entity of Purchaser and involving the filing of a registration statement under the Securities Act of 1933, or under other applicable securities registration laws or regulations of any other applicable jurisdiction, covering any shares issued, exchanged or otherwise transferred to Purchaser in connection with such transaction, Seller may elect to, and Purchaser shall cause, an amount not to exceed 5% of any QAS Shares then held by or for the benefit of Seller, to be exchanged for shares of the same class issued, exchanged or otherwise transferred to Purchaser and to be included in such registration shares, subject to the same terms and conditions as those then being registered for or on behalf of Purchaser, at no cost to Seller. Seller shall execute and deliver to Purchaser such opinions and other documents covering such legal and other matters as Purchaser may reasonably request.

5.7 Further Assurances. The parties shall execute such further documents, and perform such further acts, (a) as may be reasonably necessary to transfer and convey the Shares to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby, and (b) as may be reasonably requested by Seller to protect its rights under this Agreement and the Seller Ancillary Agreements.

ARTICLE VI
TERMINATION

6.1 Termination. The parties may terminate this Agreement as follows:

(a) Purchaser and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing.

(b) Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing by reason of the failure of any condition to Purchaser's obligations at the Closing hereof (unless the failure results primarily from Purchaser itself breaching any representation or warranty, or covenant, contained in this Agreement).

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(c) Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing if the Closing by reason of the failure of any condition to Seller's obligations at the Closing hereof (unless the failure results primarily from Seller itself breaching any representation or warranty, or covenant, contained in this Agreement).

(d) Any written notice provided under Section 6.1 (b) or (c) shall specify the basis of termination and provide the other party a period of ten (10) days from the date of such notice to cure the specified basis for termination.

6.2 Effect of Termination. If any party terminates this Agreement pursuant to Sections 6.1(a), 6.1(b) or 6.1(c), all rights and obligations of the parties hereunder shall terminate without any liability or obligation of any party to the other party.

ARTICLE VII
GENERAL PROVISIONS

7.1 Confidentiality. The parties acknowledge that this Agreement is confidential and is subject to the confidentiality agreement entered into by Seller and Purchaser. Notwithstanding the foregoing, the Parties acknowledge and agree that this Agreement may be disclosed by Seller as required by federal and state securities laws and regulations.

7.2 Survival of Seller's Representations and Warranties. The representations and warranties of Seller contained in or made pursuant to this Agreement shall survive for one (1) year from the date as of which such representations and warranties are made.

7.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

7.4 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile or electronic mail, by internationally recognized private overnight courier. Notices delivered by hand, by facsimile or electronic mail, or by internationally recognized private overnight courier shall be deemed given on the day of delivery. All notices shall be addressed as to the Parties' respective legal counsel at the addresses heretofore provided, or to such other address as any Party shall specify by written notice given in accordance with this Section 7.4.

7.5 No Assignment; Binding Effect; Predecessors. Neither this Agreement nor the rights or obligations hereunder shall be assigned by Purchaser or Seller (whether by operation of law or otherwise) without the prior written consent of the other party hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.6 Entire Agreement. This Agreement, the Schedules, the Disclosure Schedule, the Seller Ancillary Agreements, the Purchaser Ancillary Agreements and any other documents delivered by the parties hereto in connection herewith constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties hereto with respect thereto.

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7.7 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of Purchaser and Seller.

7.8 Governing Law and Jurisdiction. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the state of Illinois applicable to contracts made in that state, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than the state of Illinois. EACH OF THE PARTIES HERETO AGREES THAT, EXCEPT AS PERMITTED BY SECTION 7.9, THE EXCLUSIVE JURISDICTION WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT LOCATED IN THE COUNTY OF COOK, STATE OF ILLINOIS, AND EACH OF THE PARTIES HERETO HEREBY SUBMITS TO THE JURISDICTION OF SAID COURTS.

7.9 Equitable Relief. Purchaser acknowledges that the breach of this Agreement could cause great or irreparable injury to Seller and that pecuniary compensation would not afford adequate relief or it would be extremely difficult to ascertain the amount of compensation which would afford adequate relief. Therefore, Purchaser agrees that, in the event of a breach of this Agreement, Seller shall have the right to seek and to obtain equitable relief, including obtaining an injunction or specific performance, from any court of competent jurisdiction, without the necessity of posting a bond (or other security) and in addition to any other rights and remedies it may have. Purchaser hereby submits to the jurisdiction and venue of said courts of competent jurisdiction.

7.10 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

7.11 Delivery by Electronic Transmission. This Agreement and any other transaction document, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.

7.12 Non-Waiver. The failure in any one or more instances of a party hereto to insist upon performance of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

7.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the

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provision shall be interpreted to be only so broad as is enforceable in order to achieve the intent of the parties to the extent possible.

7.14 Rule of Construction. The parties hereto acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions. The parties hereto further agree that the rule of construction that any ambiguities are resolved against the drafting a party hereto shall be subordinated to the principle that the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party hereto. The word "including", means "including, without limitation." Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

7.15 Indemnification. Each Party shall indemnity, defend, and hold harmless the other Party, including the other Party's officers, directors, employees, successors, and assigns, against any losses, damages, or expenses including, but not limited to, reasonable attorneys' fees and costs, that they, or any of them sustain or are ordered to pay by a court, mediator, arbitrator, administrative agency or other authority possessing jurisdiction over any third party suit, proceeding, claim or legal action (collectively, "Third Party Action") insofar as such Third Party Action is based on a claim that the indemnifying Party lacked corporate authority or violated any duty or obligation to its or any of its Affiliates' shareholders (excluding the other Party to the extent it is now or at any time hereafter becomes a shareholder of such indemnifying Party) by executing or performing any action contemplated by this Agreement. The foregoing indemnification obligation of each Party to the other shall be subject to: (a) an indemnified Party's delivery of written notice to the indemnifying Party within ten (10) days following such indemnified Party's receipt of notice of any such Third Party Action, together with a copy of each communication, notice or other document received by the indemnified Party and relating to such Third Party Action; (b) the indemnifying Party being granted authority, information, and reasonable assistance from the indemnified Party necessary to litigate, mediate, arbitrate, settle, compromise, or otherwise resolve such Third Party Action; and (c) each Party hereby acknowledging and agreeing that no settlement, compromise or other resolution of any Third Party Action being made without the prior written consent of the indemnified Party.

IN WITNESS WHEREOF, each of the Parties has entered into this Agreement as of the date first written above.

Quantum Age Corporation

By: [signature]
President

StealthCo. Inc.

By: [signature]
President

SMI-DTI Holdings, LLC

By: [signature]
President

Exhibit A

DEFINED TERMS

"Affiliate" means, as to any specified person or entity, any other person or entity that directly or indirectly controls, or is under common control with, or is controlled by, such specified person or entity and, if such other person is an individual, any member of the immediate family of such individual. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of the management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, or otherwise) and "immediate family" shall mean any parent, child, grandchild, spouse, or sibling.

"***Charter Documents***" means, with respect to an entity, its certificate of incorporation, articles of incorporation, bylaws and other similar governing documents.

"Default" means the occurrence of any of the following events:

A failure to pay any principal, interest or other amount due hereunder, or under the Note, whether by acceleration or otherwise; or

A failure to perform, keep, or observe any other term, provision, condition or covenant contained in this Agreement, the Note, or the Escrow Agreement; or

All or substantially all of a Party's assets are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors, an application is made by any person other than such Party for the appointment of a receiver, trustee, or custodian for such assets; or

Any case or proceeding is filed by or against a Party for its dissolution, liquidation, or termination; or

A Party ceases to conduct its business as now conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs; or a petition under any paragraph or chapter of the Bankruptcy Code or any similar law or regulation is filed by or against a Party and the same is not dismissed within thirty (30) days after the application therefor; or

Any statement, representation, warranty, report, financial statement, or certification, made or delivered by a Party in or pursuant to this Agreement, the Note or Escrow Agreement proves to be untrue in any material and adverse respect at any time when such representation, warranty or certification is operative or applicable hereunder; and in such case such representation and warranty continues to be untrue for ten (10) days.

"***Fair Market Value***" The fair market value of the QAC Shares, and any other securities, in connection with this Agreement shall be determined as follows: (a) if such securities are listed on any established stock exchange or a national market system, their fair market value shall be the closing sales price for such securities as quoted on such system or exchange (or the largest such exchange) for the date the value is to be determined (or if there are no sales for such date, then for the last preceding business day on which there were sales); (b) if such securities are regularly quoted by a recognized securities dealer but selling prices are not reported, their fair market value shall be the mean between the high bid and low asked prices for such securities on the date the value is to be determined (or if there are no quoted prices for such date, then for the last preceding business day on which there were quoted prices); and (c) if neither (a) nor (b) apply, the fair market value of such securities shall be determined by mutual good faith agreement of Seller and Purchaser; provided that if Seller and Purchaser cannot agree within ten (10) days, then within ten (10) days thereafter (the "***Mutual Appointment Period***"), Seller and Purchaser shall jointly appoint an reasonably qualified appraiser to determine the fair market value of the securities. If Seller and Purchaser cannot agree upon the selection of an appraiser prior to the end of the Mutual Appointment Period, Seller and Purchaser shall each appoint an independent, reasonably qualified appraiser within ten (10) days after the end of the Mutual Appointment Period and the two (2) appraisers shall select a third reasonably qualified appraiser to determine the fair market value of the securities. The cost and expense of the appraisers will be borne by Seller and Purchaser equally.

"***Governmental Entities***" means any court, arbitral, tribunal, administrative agency or commission or other governmental, quasi-governmental or other regulatory authority or agency of any kind or nature.

"***Person***" means any individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any governmental entity, agency or political subdivision.

"***Purchaser Ancillary Agreements***" means all agreements to be executed and delivered by Purchaser in connection with this Agreement.

"***Seller Ancillary Agreements***" means all agreements to be executed and delivered by Seller in connection with this Agreement.

"***Solvent***" means, with respect to any Person on any date of determination, taking into account such right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after

F.C C.H.

giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

F.C

Exhibit B

INCLUDED ASSETS

U.S. Patent	Issued	"Title" – Summary
No. 6,647,649	November 18, 2003	"Micro-particle Taggant Systems" - Generation of Micro-particle codes from marks containing encrypted Micro-particles.
No. 7,720,254	May 18, 2010	"Automatic Micro-particle Mark Reader" - Automatic readers for interrogating Micro-particle marks.
No. 7,831.042	November 9, 2010	"Three-Dimensional Authentication Of Micro-particle Mark - Validation of 3D nature of micro-particle mark to protect against counterfeiting of mark.
No. 7,885,428	February 8, 2011	"Automatic Micro-particle Mark Reader" - Automatic readers for interrogating micro-particle marks (broadened protection).
No. 8,033,450	October 11, 2011	"Expression Codes For Micro-particle Marks Based On Signature Strings" - Generation of expression codes ("fingerprints") unique to each micro-particle mark to protect against counterfeiting of marks.
No. 8,223,964	July 17, 2012	"Three-Dimensional Authentication Of Micro-particle Mark - Validation of 3D nature of micro-particle mark to protect against counterfeiting of marks (broadened protection).

Europe WO/EP Patent	Issued	"Title" – Summary
Appl. 07753043.4	No.Pending	"Expression Codes For Micro-particle Marks Based On Signature Strings" - Generation of expression codes ("fingerprints") unique to each micro-particle mark to protect against counterfeiting of marks.
Appl. 07753034.3	No.Pending	"Three-Dimensional Authentication Of Micro-particle Mark - Validation of 3D nature of Micro-particle mark to protect against counterfeiting of mark.

Trademarks	Type	Countries
Stealth Mark®	Registered	United States European Community Australia
StealthFire	Not Registered	United States European Community
ActiveDuty™	Not Registered	United States

Additional physical assets (such as patricians, solution, scales, scopes, etc.) currently in storage in Oakridge, Tennessee and available for Purchaser's acceptance through Arron Bennett.

F.C

Exhibit C

EXCLUDED ASSETS

None